Exhibit 10.9

REAL ESTATE PURCHASE AND SALE AGREEMENT

between

LMP CAPE CORAL KOCC, LLC, a Florida limited liability company as Seller

and

CAPE CORAL AFL K, LLC, a Florida limited liability company

and

CAPE CORAL AFL RE, LLC, a Florida limited liability company

as Purchaser

August 5, 2022

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 4th day of August, 2022 (the “Effective Date”), by and between LMP CAPE CORAL KOCC, LLC, a Florida limited liability company (the “Seller”), and CAPE CORAL AFL RE, LLC, a Florida limited liability company, as to an undivided 99%, and CAPE CORAL AFL K, LLC, a Florida limited liability company, as to an undivided 1%, as tenants in common (collectively the “Purchaser”).

RECITALS

WHEREAS, Seller is the owner and holder of the fee simple title to those certain parcels of real property legally described on Exhibit A attached hereto, and located at 202 Tamiami Trail, Port Charlotte, Florida 33953 together with all easements, rights-of-way, privileges, appurtenances and rights to same, belonging to and inuring to the benefit of said real property; all strips and gores, if any; all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining said property to the center line thereof, and all right, title and interest of Seller in and to any awards for damage to said property by reason of change of grade of any street (collectively, the “Property”);

WHEREAS, Seller operates a Kia automotive dealership and all ancillary business related thereto on the Property (the “Franchise”), and Seller is also the owner of certain fixed assets used in the operation of the Franchise which are located on the Property (the “Fixed Assets”);

WHEREAS, simultaneously with the execution of this Agreement, Seller and CAPE CORAL AFL K, LLC are entering into that certain Asset Purchase Agreement for the sale of the Franchise and the Fixed Assets (the “Asset Purchase Agreement”);

WHEREAS, Purchaser desires to purchase the Property from Seller and Seller desires to sell the Property to Purchaser, all for the price and pursuant to the terms and conditions and upon the representations hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. DEFINITIONS AND EXHIBITS.

1.1 Definitions. In this Agreement, the following defined terms have the meanings set forth for them in the Section of this Agreement indicated below:

Term

Agreement	Recitals
Asset Purchase Agreement	Recitals
Closing	Section 2.2(b)
Closing Date	Section 9.1
Effective Date	Opening
Environmental Laws	Section 5.5
Environmental Notice	Section 3.3(b)
Exceptions	Section 4.1(a)
Governmental Authorities	Section 5.5
Hazardous Conditions	Section 5.5
Hazardous Substances	Section 5.5
Immaterial Taking	Section 12.2
Improvements	Section 2.1(c)
Improvements Price	Section 2.2(a)
Inspection Period	Section 3.5
Intangible Property	Section 2.1(f)
Property	Recitals
New Purchaser Entities	Section 14.11
Objection Date	Section 4.1
PCBs	Section 5.5
Permits	Section 2.1(d)
Permitted Exceptions	Section 4.2
Plans	Section 2.1(e)
Property	Section 2.1
Purchaser	Recitals
Purchase Price	Section 2.2(a)
Purchaser’s Assessment	Section 3.3
Real Property	Section 2.1(c)
Seller	Opening
Seller Closing Documents	Section 5.2
Stated Price	Section 2.2(a)
Survey	Section 3.1
Surviving Obligations	Section 3.5
Title Commitment	Section 3.1
Title Company	Section 3.1
Title Policy	Section 8.1(a)
Unsatisfactory Environmental Condition	Section 3.3(b)

1.2 Exhibits. The Exhibits listed below are attached to and incorporated into this Agreement. In the event of any inconsistency between such Exhibits and the terms and provisions of this Agreement, the terms and provisions of the Exhibits shall control. The Exhibits to this Agreement are:

1.3  Asset Purchase Agreement. The terms and condition of the Asset Purchase Agreements are incorporated by reference to this Agreement.

2. PURCHASE AND SALE OF THE PROPERTY.

2.1 Purchase. For the consideration hereinafter set forth, and subject to the provisions contained herein, Seller hereby agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of the following (collectively, the “Property”):

(a) The Property, together with all easements, rights-of-way, appurtenances, hereditaments and water and mineral rights appertaining to or otherwise benefiting or used in connection with such real property and inuring to the benefit of the Property or the fee owner thereof, together with all of Seller’s right, title and interest in and to any strips of land, streets, and alleys abutting or adjoining such real property, as further described on Exhibit A hereto;

(b) All water, well, ditch surface and reservoir rights of whatever nature or kind related to the Property (the “Water Rights”);

(c) All existing buildings or other improvements, structures, open parking facilities and fixtures placed, constructed, installed or located on the Property and owned by Seller, if any, and all plants, trees, sculptures, signs, and other appurtenances located upon, over or under the Property and owned by Seller, if any, (collectively, the “Improvements”; the Property and Improvements are sometimes hereinafter collectively referred to as the “Real Property”);

(d) All right, title and interest of Seller, in and to all governmental permits, approvals, variances, impact fees and credits, licenses, certificates and authorizations, including, without limitation, certificates of occupancy, relating to the Real Property, to the extent assignable and capable of being transferred under applicable law in Seller’s possession or control (the “Permits”); and

(e) All right, title and interest of Seller in and to (to the extent assignable and capable of being transferred under applicable law) all site plans, surveys, soil and substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, environmental assessment reports, engineering, structural or physical inspection reports, appraisals, feasibility studies, and other plans and studies of any kind, in Seller’s possession or control, relating to the Real Property (the “Plans”); and

(f)   Any and all other rights, privileges, and appurtenances owned by Seller and in any way related to, or used in connection with, the Real Property, to the extent assignable and capable of being transferred under applicable law (the “Intangible Property”).

(g) Purchaser acknowledges and agrees that the definition of Property specifically excludes any such items that are owned entirely by Asset Seller and that are the subject of the Asset Purchase Agreement.

2.2 Purchase Price.

(a) The purchase price to be paid by Purchaser for the Property (the “Purchase Price”) shall be Twenty-Two Million Three Hundred and Fifty Thousand Dollars ($22,350,000.00). The Purchase Price, subject to adjustment in accordance with Article 10, shall be paid at the closing of the purchase contemplated hereby (the “Closing”) in cash, by wire transfer, or other immediately available funds as Seller and Purchaser may mutually agree.

3. INVESTIGATION OF THE PROPERTY.

3.1 Title and Survey.

(a) Title Insurance Commitment and Survey. Within ten (10) business days after the Effective Date, Purchaser shall obtain at the sole cost and expense of Purchaser: ~~a)~~a) a title insurance commitment issued by First American Title Company, licensed in the State of Florida, (the “Title Company”) showing the status of record title to the Property (a “Title Commitment”) and committing to insure, subject to the exceptions and requirements set forth therein, title to the Property in Purchaser in the amount of the Purchase Price under the Title Company’s standard owner’s title insurance policy; and ~~b)~~b) a current ALTA survey certified to Purchaser (the “Survey”). Purchaser shall promptly provide Seller with a copy of the Title Commitment and Survey upon Purchaser’s receipt and said delivery shall include legible copies of or links to all recorded documents referred to in the Title Commitment. Extended title coverage or endorsements will be issued only at the request of the Purchaser and will be at Purchaser’s sole expense.

(b) Copies and Descriptions. After the Effective Date, Seller shall provide to Purchaser, copies of all Permits, if any; copies of all Plans, if any; copies of the most recent tax bills concerning the Real Property, together with a copy of any notice of increase in valuation, if any, received by Seller since such tax statements were issued; and copies of any notices concerning existing or proposed special assessments levied against or affecting the Real Property, if any.

(c) Environmental History. Copies of any documents or communications relating to the environmental condition of the Real Property in the possession of Seller (“Environmental Reports”).

(d) All information and documentation relating to the Property that have been provided or that may be provided to Purchaser during the course of Purchaser’s due diligence investigation of the Property, including, but not limited to, any Environmental Reports, is provided without warranty of any kind, including as to the accuracy, validity or completeness of any such information or documentation.

3.2 Inspection of Property. At any time during the Inspection Period (as defined herein in Section 3.4), Purchaser and its employees, agents, and contractors, shall have the right to enter the Real Property, at times mutually agreeable to Seller and Purchaser to complete a physical inspection of the Property as part of its condition, development, usage, zoning, survey, title and environmental due diligence activities. Such right of inspection shall include, without limitation, the right to have made, at Purchaser’s expense, any studies or reports of the Property as Purchaser may deem necessary or appropriate, including, without limitation, soils and environmental tests and inspections. Seller shall cooperate reasonably with any such investigations, inspections, or studies made by or at Purchaser’s direction. Promptly following completion of any such activities, Purchaser agrees, at its sole cost and expense, to restore the Property to its condition that existed immediately prior to such activities. Copies of all documents provided by Seller to Purchaser hereunder shall be promptly returned to Seller upon any termination of this Agreement. Purchaser agrees that in entering upon the Property and inspecting or examining the Property, Purchaser and the other Purchaser Parties (as defined herein) will not: (i) unreasonably disturb the Seller or unreasonably interfere with its use of the Property; (ii) unreasonably interfere with the operation and maintenance of the Property; (iii) damage any part of the Property or any personal property owned or held by Seller or any other person or entity; (iv) injure or otherwise cause bodily harm or death to Seller, or to any of its tenants, agents, guests, invitees, contractors and employees, or to any other person or entity; or (v) permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Section 3.

3.3 Environmental Inspection. Without limiting the inspection and investigation rights set forth in Section 3.2, Purchaser shall have the right during the Inspection Period, at Purchaser’s sole expense, to enter the Property, at times mutually agreeable to Seller and Purchaser, to conduct environmental assessments of the Property, including but not limited to, the collection and analysis of soils, surface water and groundwater samples, to conduct a “Phase I Environmental Site Assessment” (a “Phase I”) upon the Property to identify any “recognized environmental conditions” and to determine whether the Property is in substantial compliance with applicable Environmental Laws, in general accordance with standards recommended by the American Society for Testing and Materials – ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process.” Purchaser will promptly provide Seller a copy of the Phase I testing results and the draft and final report(s) as soon as the information is available. (“Purchaser’s Assessment”).

3.4 If the Phase I reveals that there are “recognized environmental conditions” on the Property, or the Property is not in substantial compliance with applicable Environmental Laws, and recommends a Phase II environmental assessment (“Phase II”), then Purchaser shall, at Purchaser’s cost, commission an environmental consultant satisfactory to Purchaser (the “Engineer”) complete a Phase II within thirty (30) days of Purchaser’s receipt of the Phase I. Provided that Purchaser has promptly ordered the Phase II, and the provider of such Phase II has not completed it with the thirty (30) days, Purchaser shall have an additional fifteen (15) days to complete the Phase II. The Seller hereby agrees to allow the Purchaser to undertake any such Phase II investigation on the Property. If the Phase II discloses the existence of Hazardous Substances in violation of applicable Environmental Laws, Purchaser may deliver a notice to Seller within five (5) days of Purchaser’s receipt of the Phase II either (i) terminating the Agreement,, to Purchaser and neither party shall thereafter have any further liability or obligation to the other, except as otherwise expressly provided herein or (ii) setting forth such matters contained in the Phase II to which it objects (the “Notice of Violations”). If Purchaser elects to send a Notice of Violations, Seller shall have fifteen (15) days from receipt of the Notice of Violations to elect to remediate the violations set forth therein, in which case the parties shall enter into an environmental remediation agreement on terms mutually agreeable to the parties. If the parties are unable to reach a mutually agreeable environmental remediation agreement within thirty (30) days after Seller’s receipt of the Notice of Violations (assuming Seller elects to remediate), the Agreement shall automatically terminate, Purchaser shall receive a refund of the Deposits under this Agreement and under the Asset Purchase Agreement), and neither party shall thereafter have any further liability or obligation to the other, except as otherwise expressly provided herein. Notwithstanding the foregoing, Seller shall have no obligation to remediate unless it so elects. If Seller elects, by Notice to Purchaser, not to remediate the matters set forth in the Notice of Violation, Purchaser shall have five (5) business days from receipt of such Notice to give Seller its Notice that Purchaser is electing to: (a) accept the Property in “As Is” condition; or (b) terminate this Agreement and receive a refund of the Deposits (under this Agreement and under the Asset Purchase Agreement), thereby releasing Purchaser and Seller from all further obligations under this Agreement. If Purchaser fails to give Notice of its election within such five (5) business day period, or fails to give a Notice of Defects within five (5) business days of receipt of the Phase II, then Purchaser will be deemed to have approved the environmental condition of the Property and to have elected to proceed to Closing. Purchaser shall have no obligation to indemnify Seller with respect to the presence of any Hazardous Substances discovered during Purchaser’s environmental inspections of the Property nor shall Purchaser have any obligation to engage in the remediation of the Property with respect to such Hazardous Substances. “Hazardous Substance” shall mean any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous or toxic substance, or other similar term by any federal, state, or local environmental statute, regulation, or ordinance presently in effect, as such statutes, regulations, and ordinances may be amended from time to time, prior to Closing, and mold, lead-based paint and asbestos. However, “Hazardous Substance” shall not include substances which are used in Seller’s ordinary course of its automotive dealership business; provided, however, that such substances are used, handled, transported, stored and disposed of in substantial compliance with any applicable federal, state and local law, rule, regulation, code, ordinance or any other governmental restriction or requirement.

3.5 Termination of Agreement. At any time during the Inspection Period, Purchaser shall be permitted, in Purchasers sole discretion, to give Seller written notice in accordance with the notice provisions of this Agreement terminating this Agreement if Purchaser is dissatisfied with its physical inspection of the Property as part of its condition, development, usage, zoning, survey, title and environmental due diligence activities. Purchaser shall have no obligation to give a reason for such termination. If Purchaser delivers such a notice, then this Agreement shall terminate, Purchaser shall receive a refund of the Deposits (under this Agreement and under the Asset Purchase Agreement), and both parties shall be relieved from any further liability hereunder, except for those matters which, by their terms, survive the termination of this Agreement (the “Surviving Obligations”). The sixty (60) day period following the Effective Date is herein referred to as the “Inspection Period.” Purchaser may at its option waive its right to terminate this Agreement pursuant to this Section 3.5 by written notice delivered to Seller. Notwithstanding anything contained herein to the contrary, following the expiration of the Inspection Period, the Escrow Deposit (as defined in the Asset Agreement) shall become non-refundable except as otherwise expressly set forth in Section 11 of the Asset Purchase Agreement.

4. TITLE.

4.1 Review.

(a) Within ten (10) business days after Purchaser’s receipt of the Title Commitment (the “Objection Date”), Purchaser shall be entitled to object to any exceptions to title disclosed in the Title Commitment or matters affecting title reflected on the Survey (“Exceptions”), in its sole discretion, by a written notice of objections delivered to Seller. If Purchaser fails to deliver to Seller a notice of objections on or before the Objection Date, Purchaser shall be deemed to have waived any objection to the Exceptions and thereafter all Exceptions shall be deemed to be Permitted Exceptions (as hereinafter defined). Seller shall have ten (10) business days from the receipt of Purchaser’s notice of objections either to (i) remove the Exceptions, or (ii) provide Purchaser with assurances satisfactory to Purchaser, in its sole discretion, that the Exceptions will be removed or affirmative title insurance protection will be provided before or as of the Closing. If Purchaser waives in writing its objection to any matters described in the notice of objections, such matters shall be deemed to be Permitted Exceptions. Notwithstanding anything in this paragraph to the contrary, and whether or not Purchaser specifically objects, Seller shall be obligated to remove any Exceptions which can be removed by the payment of money, including but not limited to mortgages, liens, judgments, and fines (“Monetary Exceptions”). At Closing, Purchaser shall pay for any title insurance policies issued by the Title Company.

(b) If any endorsement or update issued to the Title Commitment or Survey contains Exceptions other than those in the Title Commitment or Survey, Purchaser shall be entitled to object to any such Exceptions by a written notice of objections to Seller on or before the date ten (10) days following Purchaser’s receipt of such endorsement or update. If Purchaser fails to deliver to Seller a notice of objections on or before such date, except as to Monetary Exceptions, Purchaser shall be deemed to have waived any objection to matters appearing on such endorsement or update, and thereafter all such Exceptions shall be deemed to be Permitted Exceptions. Seller shall have ten (10) business days from the receipt of Purchaser’s notice either to (i) remove the Exceptions, or (ii) provide Purchaser with assurances satisfactory to Purchaser, in its sole discretion, that the Exceptions will be removed or affirmative title insurance protection will be provided before or as of the Closing. If Purchaser waives in writing its objection to any matters described in the notice of objections, such matters shall be deemed to be Permitted Exceptions.

4.2 Permitted Exceptions. The term “Permitted Exceptions” shall mean: (i) zoning regulations and ordinances (and any variances therefrom) of the municipality in which the Property is located; (ii) curb cuts and access roads to and from abutting streets and other easements, driveways or rights of way in existence as of the Effective Date; (iii) real property taxes, water charges and sewer rents which are not yet due and payable, but subject to apportionment as hereinafter provided; (iv) recorded utility, water and sewer easements, if any, as existing on the Effective Date and (v) all Exceptions contained in the Title Commitment (other than Monetary Exceptions) or Survey (a) to which Purchaser does not object as herein provided or (b) as to which Purchaser has waived or is deemed to have waived its objection; provided, however, that the term Permitted Exceptions shall not include (i) any taxes or assessments other than general ad valorem real estate taxes for the year of Closing; (ii) any monetary judgments, mortgages or liens; or (iii) any matters that, prior to Closing, Seller agrees in writing to remove or cure at or before the Closing. The existence of monetary judgments, mortgages or liens, other than the Permitted Exceptions, shall not be objections to title, provided that properly executed instruments, in recordable form, necessary to satisfy and release the same are delivered to Purchaser at the Closing together with recording and/or filing fees, and Seller shall pay such mortgages or liens from the cash consideration to be paid to Seller by Purchaser hereunder.

5. SELLER’S REPRESENTATIONS AND WARRANTIES.

Seller represents and warrants to Purchaser, that the representations and warranties set forth below are true and correct as of the Effective Date, and shall be true and correct on and as of the date of the Closing:

5.1 No Possessory Rights. Except for any rights of possession granted under the Permitted Exceptions, there are no parties in possession of any of the Real Property, and Seller has not granted any other rights of possession or use to any third party or parties. No party has a right of first refusal or option to purchase any of the Real Property.

5.2 Due Execution; Authority. (i) Seller is a limited liability company duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Florida; (ii) this Agreement is, and all the documents to be delivered by Seller pursuant to this Agreement (the “Seller Closing Documents”) will be, when executed by Seller, binding on and enforceable against Seller in accordance with their respective terms; (iii) except for internal governance approvals required by law, there are no other consents required to authorize Seller’s entry into and performance of this Agreement, the Seller Closing Documents and/or the transactions contemplated hereby or thereby; (iv) this Agreement, the Seller Closing Documents and the transactions contemplated hereby and thereby have been, or will have been prior to the Closing, approved by all necessary action of Seller; and (v) the execution and delivery of the Seller Closing Documents do not and will not constitute a breach or default under any agreement by which Seller is bound.

5.3 Contracts. To Seller’s knowledge, and except for this Agreement, any Permitted Exceptions, any contracts provided to Purchaser and any documentation related to existing financing on the Property, (i) there are no contracts entered into by Seller or its agents relating to the ownership, management, parking, operation, maintenance or repair of the Property (ii) Seller or its agents have not entered into any contracts for the sale, lease, assignment, exchange or transfer of the Property or any portion thereof, or contracts or other material obligations currently in effect, creating or imposing any burdens, obligations or restrictions on the use or operation of the Property and the business conducted thereon and (iii) there are no contracts, agreements, liabilities, claims or obligations of any kind or nature relating to the Property to which the Property or the Seller will be bound following the Closing.

5.4 Condemnation. Seller has no knowledge of any pending or contemplated condemnation proceedings affecting all or any part of the Real Property.

5.5 Environmental. Except as disclosed on Schedule 5.5 (which Seller shall deliver to Purchaser within ten (10) business days following the Effective Date):

(a) Nature of Claims. During Seller’s ownership of the Property, there have not been and there are not now pending or, to Seller’s knowledge, threatened: (i) claims, causes of action, notices, or requests for information received by Seller with respect to any alleged violation of any Environmental Law with respect to the Property; or (ii) claims, causes of action, notices, or requests for information received by Seller regarding potential or alleged liability under any Environmental Law with respect to the Property.

(b) Existing Conditions. To Seller’s knowledge, no conditions exist at, on, or under the Property that would constitute a Hazardous Condition.

(c) Compliance with Environmental Laws. Seller is in compliance in all material respects with all orders, directives, permits, certificates, approvals, licenses, and other authorizations from applicable Governmental Authorities, if any, relating to Environmental Laws with respect to the Property. To Seller’s knowledge, the Property and all Improvements are in compliance with all Environmental Laws.

(d) Storage Tanks. To Seller’s knowledge, there are no above ground tanks that are not in compliance with all Environmental Laws. Seller has not removed or abandoned any underground storage tanks (herein referred to as “USTs”) at the Property nor does Seller have any knowledge of the abandonment or removal of USTs at the Property.

(e) PCBs. To Seller’s knowledge, there are no polychlorinated biphenyls (“PCBs”) other than those that may be incorporated within building materials such as window caulk or glazing or friable or damaged asbestos at the Property; nor has Seller removed (or required or requested the removal of) any PCBs other than those that may be incorporated within building materials such as window caulk or glazing or damaged or friable asbestos from the Property, nor has Seller knowledge of the previous existence of any PCBs other than those that may be incorporated within building materials such as window caulk or glazing or damaged or friable asbestos at the Property.

“Environmental Law” means all federal, state and local laws, whether common laws, court or administrative decisions, statutes, rules, regulations, ordinances, court orders and decrees, and administrative orders and all enforceable administrative policies and guidelines concerning action levels of a governmental authority (federal, state or local) now or in effect at Closing relating to the environment, public health, occupational safety, industrial hygiene, any Hazardous Substance (including, without limitation, the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment or use thereof), or the environmental conditions on, under or about the Property, as amended and as in effect during the Seller’s ownership of the Property, now and at the time of Closing (including, without limitation, the following statutes and all regulations thereunder as amended and in effect during the Seller’s ownership of the Property, now and at the time of Closing: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; and any successor statues and regulations to the foregoing in effect during the Seller’s ownership of the Property, now and at the time of Closing.

“Governmental Authorities” shall mean any commission, department or body of any municipality, township, city, county, state or Federal governmental unit having jurisdiction over any of the Property or the ownership, management, operation, use or improvement thereof.

“Hazardous Conditions” refers to the presence on, in or under any of the Property (including ground water) of Hazardous Substances, the concentration, condition, quantity, location or other characteristics of which fail to comply with, or otherwise create an obligation or liability under applicable Environmental Laws.

“Hazardous Substances” means (i) all chemicals, materials and substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (ii) all other chemicals, materials and substances, exposure to which is prohibited, limited or regulated by any governmental authority, including, without limitation, asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, polychlorinated biphenyls (“PCB’s”), and substances and compounds containing PCB’s.

5.6 Zoning. To Seller’s knowledge, the Property is currently zoned to permit the ownership and operation of an automotive retail sales and service dealership. To Seller’s knowledge, there is not now pending nor is there any proposed or threatened proceeding for the rezoning of the Property or any portion thereof. Seller has no knowledge of nor has it received any written notice from any Governmental Authority that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance or regulation is violated by the continued maintenance, operation or use of the Property in a manner substantially the same as current operations, including, without limitation, any Improvements located thereon or any parking areas. Notwithstanding the foregoing, Seller and Purchaser agree and acknowledge that any representations or warranties made with respect to the environmental condition of the Property and compliance, obligations and liabilities under Environmental Laws are set forth in Section 5.5 herein.

5.7 Permitted Exceptions. Seller has performed all obligations under and has not received notice that it is in default for failure to comply with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way and easements constituting one or more of the Permitted Exceptions for the Property.

5.8 Permits, Etc. To Seller’s knowledge, all applicable permits, licenses, authorizations and certificates of occupancy required by Governmental Authorities for the management, occupancy, leasing and operation of the Property are in full force and effect.

5.9 Litigation. No dispute, proceeding, suit or litigation relating to the Property or any part thereof is pending or, to Seller’s knowledge, threatened in any tribunal.

5.10 FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

5.11 Indebtedness. Seller has not received notice of any material defaults or events of default (as defined therein) or any notice that such defaults are continuing under the terms of any documents evidencing or securing indebtedness which is secured by the Property or for which Seller is liable.

5.12 Material Adverse Change. Seller has not received written notice from any Governmental Authority of any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Property, or any natural or artificial condition upon or affecting the Property, or any part thereof, which would result in any material adverse change in the condition of the Property or any part thereof, or would in any way limit or impede the operation or development of the Property.

5.13 Not Misleading. The representations and warranties of Seller in this Agreement do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein not misleading.

5.14 Tax Matters. Seller has relied solely on its own counsel for advice on any and all federal, state and local tax matters relating to this Agreement and the transactions contemplated herein and have not relied on any advice or representations of Purchaser, or its counsel with respect to any federal, state and local tax matters relating to this Agreement or the transactions contemplated herein.

5.15 Utilities. Usable sanitary and storm sewers and public water, gas and electrical utilities (collectively, the “Utilities”) of adequate capacity required for the operation of the Property as it is currently being used as of the Effective Date, are installed in, and are duly connected to, the Property.

5.16 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

5.17 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” or words of similar import, shall mean that the applicable party has conducted a reasonable review of its files and interviewed current employees in positions of responsibility on the subject and such review and interviews did not disclose any information contrary to the accuracy or veracity of any such representation or warranty.

5.18 Supplemental Information. Seller shall provide written notice to Purchaser at any time and from time to time after the Effective Date through the Closing if it acquires any information that any of the representations or warranties made in this Agreement were inaccurate in any material respect as of the Effective Date or will be inaccurate in any material respect as of the Closing.

5.19 Property Being Sold “AS IS, WHERE IS”. Purchaser hereby acknowledges, understands and agrees that it had or will have during the Inspection period sufficient opportunity to inspect the Property and any Environmental Reports and Purchaser agrees, represents and warrants that (i) prior to the Closing Date, Purchaser will have fully examined and inspected the Property, including the construction, renovation, environmental condition, all governmental approvals, and any applicable resolutions and agreements, operation and leasing of the Property, together with any other documents and materials with respect to the Property which Purchaser deems necessary or appropriate in connection with its investigation and examination of the Property, (ii) the Property will be purchased by Purchaser in its “AS IS, WHERE IS” condition and (iii) Purchaser will have decided to purchase the Property solely on the basis of its own independent investigation. Purchaser hereby acknowledges and agrees that Seller has not made, does not make, and has not authorized anyone else to make any representations and/or warranty regarding any matter or thing pertaining to the Property except for those limited representations and warranties set forth in Section 5 herein. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE OF THE PROPERTY REFLECTS THE FACT THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, EXCEPT AS SET FORTH IN SECTION 5 HEREOF. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, EXCEPT FOR THOSE LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5 HEREIN, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE PROPERTY or COMPLIANCE OR NON-COMPLIANCE WITH ZONING OR OTHER LAWS. PURCHASER AGREES TO ACCEPT THE PROPERTY WITHOUT RECOURSE AGAINST SELLER OF ANY KIND UNDER APPLICABLE LAWS AND REGULATIONS. All information and documentation relating to the Property that have been provided or that may be provided to Purchaser during the course of Purchaser’s due diligence investigation of the Property, including, but not limited any Environmental Reports, is provided without warranty of any kind, including as to the accuracy, validity or completeness of any such information or documentation.

5.20 The representations and warranties of Seller as set forth in this Agreement shall be true and correct as of the effective date of this Agreement and as of the date of Closing and shall survive the Closing of this transaction.

6. PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Purchaser represents and warrants to Seller, that the representations and warranties set forth below are true and correct as of the Effective Date, and shall be true and correct on and as of the date of the Closing:

6.1 Authority. Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Florida. Purchaser has the full right and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. All requisite company action has been, or will be by the Closing Date, taken by Purchaser in connection with the execution of this Agreement and the documents referenced herein and the consummation of the transactions contemplated hereby. Each of the persons signing this Agreement on behalf of Purchaser is authorized to do so. Purchaser shall furnish to Seller any and all documents to evidence such authority as Seller shall reasonably request.

6.2 Consents; Restrictions; Binding Obligations. No third party approval or consent is required to enter into this Agreement or the documents referenced herein or to consummate the transactions contemplated hereby other than as stated in this Agreement. The entering into and consummation of the transactions contemplated hereby will not conflict with or, with or without notice or the passage of time or both, constitute a default under, any contract, lease or other agreement to which Purchaser is a party or by which Purchaser may be bound or any law, rule, license, regulation, judgment, order or decree governing or affecting Purchaser. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid and legally binding obligations of Purchaser.

7. SELLER’S UNDERTAKINGS PENDING CLOSING.

7.1 Operation of the Property. Until the earlier of the Closing or the termination of this Agreement, Seller shall:

(a) Status of Title. Not do anything, or permit anything to be done, that would impair the status of title as shown on the Title Commitment or the Survey.

(b) Operation. Continue to operate and maintain the Property in the same manner as immediately prior to the Effective Date, reasonable wear and tear excepted.

(c) Contracts. Not enter into any lease, service contract or other contract that, following Closing, will be binding upon Purchaser or the Property without, in each instance, obtaining the prior written approval of Purchaser. The foregoing shall not apply to any service contract having a term of thirty (30) days or less.

(d) Transfer. Not cause or permit transfer, conveyance, sale, assignment, pledge, mortgage, or encumbrance of any of the Property.

(e) Zoning. Not to submit any application or similar document to any Governmental Authority in connection with the rezoning or special permitting of any part of the Property without first obtaining Purchaser’s written approval thereof (unless said submittal is fully consistent with any other submittal theretofore approved by Purchaser).

7.2 Notification of Purchaser. Until the earlier of the Closing or the termination of this Agreement, Seller shall notify Purchaser in writing promptly upon learning or receiving notice, whichever first occurs, of:

(a) Events. Any event, transaction, or occurrence prior to Closing that would or could materially adversely affect any of the Property.

(b) Representations. Any fact or event that would make any of the representations or warranties of Seller contained in this Agreement untrue or misleading in any material respect or that would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder.

(c) Laws. Any violation of any law, ordinance, regulation or law that would or might materially adversely affect any of the Property.

(d) Zoning. Any proposed change in any zoning or other law affecting the use or development of any of the Property.

(e) Litigation. Any pending or threatened litigation that affects any of the Property or that could affect the transaction contemplated hereby.

(f)   Bankruptcy. Any pending or threatened proceeding in bankruptcy or insolvency that could affect any of the Property or any person owning any interest therein.

(g) Defaults. Any default under any of the Permitted Exceptions or other agreements affecting any of the Property, or any act or omission that with the notice or the passage of time, or both, would constitute such a default.

(h) Environmental. Any (a) enforcement, clean-up, removal or other governmental or regulatory action concerning the Property instituted, completed or threatened pursuant to any Environmental Law; (b) any claim made or threatened by any person against Asset Seller and/or Seller, or the Property, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Substances; and (c) reports made to any environmental agency arising out of or in connection with any Hazardous Substance in, on or under the Property including, without limitation, any causes of action, notices, warnings, reports or asserted violations in connection therewith.

8. PURCHASER’S AND SELLER’S OBLIGATION TO CLOSE.

8.1 Conditions to Purchaser’s Obligations. Purchaser shall not be obligated to close the transaction contemplated hereunder unless each of the following conditions shall be satisfied on or prior to the Closing Date, which may be waived by Purchaser.

(a) Title Policy. The title company that issued the Title Commitment (the “Title Company”) shall issue (or commit unconditionally to issue) a title policy to Purchaser subject only to the Permitted Exceptions (the “Title Policy”).

(b) Accuracy of Representations. The representations of Seller in this Agreement shall be true and complete as of the date when given and on the Closing Date.

(c) Seller’s Performance. Seller shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

(f)  Asset Purchase Agreement. The transactions contemplated under the Asset Purchase Agreement and any ancillary documents related thereto, shall have closed, or close concurrently with this Agreement.

(g)  Termination of Intercompany Leases. Seller shall terminate any intercompany leases with respect to the Real Property upon Closing, as may be applicable.

8.2 Condition to Seller’s Obligations. Seller shall not be obligated to close the transaction contemplated hereunder unless each of the following conditions shall be satisfied on or prior to the Closing Date, which may be waived by Seller.

(a) Purchaser’s Performance. Purchaser shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date.

(b) Accuracy of Representations. All representations of Purchaser in this Agreement will be true and complete as of the date when given and on the Closing Date.

(c) Asset Purchase Agreement. The transactions contemplated under the Asset Agreement and the other Real Estate Agreements (as defined in the Asset Agreement) shall have closed, or close concurrently with this Agreement.

8.3 Failure of Conditions. If any condition specified herein is not satisfied on or before the Closing, then (i) Purchaser may terminate this Agreement, by notice to Seller, if any of Purchaser’s conditions precedent to Closing have not been satisfied as of the Closing Date or has become incapable of being satisfied by the Closing Date, and (ii) Seller may terminate this Agreement, by notice to Purchaser, if any of Seller’s conditions precedent to Closing have not been satisfied as of the Closing Date or has become incapable of being satisfied by the Closing Date. Upon a termination in accordance with this Section 8.3, Purchaser shall receive a refund of the Deposits (under this Agreement and under the Asset Purchase Agreement), this Agreement will have no further force or effect and the parties shall thereupon be relieved of all further obligations hereunder other than the Surviving Obligations. The parties’ rights under this Section 8 are cumulative and are in addition to the other rights and remedies available to them under this Agreement or any other agreement, including Section 11 of the Asset Purchase Agreement. Notwithstanding anything else set forth herein, in the event the closings under the Asset Purchase Agreement or the other Real Estate Agreements do not close for any reason, this Agreement shall automatically terminate without any further action required by Purchaser or Seller and the provisions of Section 11 of the Asset Purchase Agreement shall apply.

9. CLOSING.

9.1 Time of Closing. Unless otherwise agreed in writing between the parties hereto, the Closing shall take place contemporaneously with that of the Asset Purchase Agreements (the “Closing Date”). Purchaser hereby covenants to work with Seller during the Closing process to keep Seller informed of the progress and timing under the Asset Purchase Agreement so as to enable the Closing to occur under this Agreement as contemplated.

9.2 Deliveries. At the Closing, simultaneously with the payment of the Purchase Price by Purchaser:

(a) Seller shall execute and deliver or cause to be delivered to Escrow Agent on behalf of Purchaser the following, to wit:

(i) A duly executed and acknowledged special warranty deed, conveying fee simply title to the Property, in substantially the form and content of Exhibit B the “Deed”), free and clear of all matters affecting title, in recordable form;

(ii) A standard No-Lien, “Gap” and Parties in Possession Affidavit satisfactory to the Title Insurer in order to delete the standard printed exceptions; and to insure the period between the last update of the Title Commitment and recording of the deed;

(iii)   Applicable state and local conveyance tax forms completed and signed by or on behalf of Seller and Purchaser, together with checks, in the amount of the applicable real estate transfer and conveyance taxes, payable to the County Clerk of the county where the Property is located by reason of the purchase and sale of the Property;

(iv) Such other documents and affidavits as shall be reasonably required by the Title Insurer as called for or required under the terms of the Commitment;

(v) A resolution of the Seller authorizing the conveyance of the Property to Purchaser pursuant to this Agreement;

(vi) Seller shall execute and deliver to Purchaser a certificate confirming Seller’s representations and warranties as described in Section 8.1(b).

(vii) Seller shall execute and deliver to Title Company such affidavits, agreements or statements concerning parties in possession of the Property or claims for mechanic’s liens as may be required by Title Company in order to issue the Title Policy

(viii)   A non-foreign Seller Affidavit.

(ix) Satisfactions of all mortgages of record encumbering any part of the Subject Property.

(x) UCC-3 Termination Statements for all UCC-1 financing statements filed with respect to any part of the Property, and UCC-3 Amendments changing the principal place of business of Seller for any UCC-1 financing statements filed to perfect any security interest in any personalty of the Seller located on the Property or for which the Subject Property is identified as the principal place of business of the Seller for filing purposes.

(xi) All keys, remote controls and security and access codes;

(xii) all the originals of all Plans in Seller’s possession or control and all other materials of whatever kind owned by Seller relating to the design, construction, development, ownership, maintenance and operation of the Property shall be delivered to and become the property of Purchaser to the extent that such documents are assignable and capable of being transferred under applicable law;

(xiii)   All such other documents contemplated by this Agreement;

(b) At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price adjusted for all appropriate prorated items, credits and adjustments, of which the Deposit and all accrued interest thereon shall constitute a part thereof, and Purchaser shall also deliver or cause to be delivered to Escrow Agent, on behalf of Seller the following:

(i) A resolution of the Purchaser authorizing the purchase of the Subject Property.

(c) At the Closing, Seller and Purchaser shall mutually execute and deliver to each other a closing statement in customary form which shall also be executed by Escrow Agent, and any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

10. PRORATIONS AND CLOSING EXPENSES.

10.1 Closing Adjustments. The cash due at Closing pursuant to Section 2.2 shall be subject to adjustment as of the Closing Date in accordance with the following provisions:

(a) Taxes and Prorations. Real estate taxes, water, sewer and other utility charges and other assessments typically pro-rated between purchasers and sellers of commercial real estate in the county where the Property is located will be prorated between Seller and Purchaser as of the date of Closing based on the number of days of the applicable period that each party owns the Property. To the extent practicable, all such pro-rations and payments will be made on the day of Closing, with the balance to be made as soon as practicable following the Closing upon delivery by Purchaser or Seller, as applicable, of reasonable documentation of such payment to the other party.

(b) Utilities. To the extent possible, the parties shall cause all utility meters to be read on the day preceding the Closing Date. Seller shall be responsible for the payment of all utility charges incurred prior to the Closing Date. Seller shall escrow with Title Company an amount sufficient to pay Seller’s final water and sewer bill if Title Company so requires in order to issue the Title Policy. Seller shall not receive credit for security deposits, if any, posted with utility companies, and Seller may seek return thereof following Closing.

(c) Liens and Encumbrances. The amount of any lien, deed of trust or other monetary encumbrance then affecting the Property shall be paid from the funds to which Seller shall otherwise be entitled. If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

(d) Closing Costs. The costs of recording any transfer tax on the Deed of conveyance, shall be paid by Seller. The Buyer shall pay the costs of: (i) recording the Deed; (ii) searching or examining title and the title insurance premium due with respect to the Title Policy to be issued pursuant to the Commitment; (iii) financing costs (including but not limited to lender’s origination fees, appraisal expenses, lender title policy premiums and endorsements); and (iv) Buyer’s inspection expenses.

10.2 Settlement Statement. At the Closing, Seller and Purchaser shall execute a Closing settlement statement to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement.

11. CASUALTY DAMAGE. In the event that the Real Property is damaged by fire or other material casualty prior to Closing, Seller shall promptly give Purchaser written notice of such occurrence. In the event the damage creates a hazardous or otherwise dangerous environment, as determined by Purchaser in its reasonable discretion, Purchaser may elect to terminate this Agreement upon notice to Seller within fifteen (15) days after Purchaser’s receipt of Seller’s notice of such casualty, in which event the parties shall be relieved of any further obligations hereunder except for the Surviving Obligations. In the event Purchaser elects not to terminate, the parties shall proceed to the Closing and Seller shall deliver and/or assign to Purchaser all insurance proceeds collectible for such loss or damage and provide a credit against the Purchase Price equal to the applicable deductible.

12. CONDEMNATION.

12.1 Notice. If, prior to Closing, Seller learns of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of any of the Real Property, Seller shall notify Purchaser promptly thereof.

12.2 Termination. Other than with respect to an Immaterial Taking (as hereinafter defined), any actual or threatened taking or condemnation for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by any right of eminent domain of any of the Real Property between the date of this Agreement and the Closing Date shall, at Purchaser’s option, cause a termination of this Agreement. The election to terminate provided hereby shall be exercised by Purchaser by written notice to Seller to that effect given within thirty (30) days following Purchaser’s receipt of Seller’s notice pursuant to Section 12.1 above. Upon delivery of such termination notice, both parties shall be relieved of any further obligations hereunder except for the Surviving Obligations. If Purchaser shall not so elect to terminate this Agreement, or in the event of an Immaterial Taking, Seller shall be relieved of all obligations under this Agreement with respect to the portion of the Real Property so taken or condemned, but Purchaser shall be entitled to receive all proceeds of any such taking or condemnation, and Seller agrees that it shall not make any adjustment or settlement of any such taking or condemnation proceeding without Purchaser’s consent and shall take at Closing all action necessary to assign its entire interest in such award to Purchaser. Any taking or condemnation for any public or quasi-public purpose or use that affects less than ten percent (10%) of the square footage of the Property and that does not affect access, materially reduce parking or operational capacity, materially reduce the square footage of buildings and other improvements that may be constructed on the Property, or reduce required utilities shall be deemed an “Immaterial Taking.”

13. REMEDIES.

13.1 Buyer’s Default. If Purchaser shall breach this Agreement at or prior to the Closing, or if the Closing fails to occur by reason of Purchaser’s failure or refusal to perform its obligations hereunder or by reason of Purchaser’s inability to perform its obligations under this Agreement, then Seller shall so notify Purchaser in writing specifying the nature of the breach. Purchaser shall have ten (10) days from the date of such notice to cure the breach. If Purchaser fails to cure said breach within said ten (10) day period or otherwise resolve the matter to Seller’s reasonable satisfaction, then Seller’s sole right and exclusive remedy will be to terminate this Agreement by giving written notice thereof to Buyer and then Seller may take the Deposits (under this Agreement and the Asset Purchase Agreement) as liquidated damages in full settlement of all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief. It is impossible to estimate more precisely the damages which might be suffered by Seller upon Buyer’s default. Seller’s retention of the Deposit is intended not as a penalty, but as full liquidated damages.

13.2 Seller Default. If Seller shall breach this Agreement at or prior to the Closing, or if the Closing fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder or by reason of Seller’s inability to perform its obligations under this Agreement, then Purchaser shall so notify Seller in writing specifying the nature of the breach. Seller shall have ten (10) days from the date of such notice to cure the breach. If Seller fails to cure said breach within said ten (10) day period or otherwise resolve the matter to Purchaser’s reasonable satisfaction, then Buyer may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Seller (pursuant to which Buyer is not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Seller of the terms and provisions of this Agreement1; and (ii) the right to terminate this Agreement by giving written notice of such termination to Seller and receive a full refund of the Deposit without prejudice to any of Buyer’s rights or remedies including an action for direct damages, but not consequential damages.

[1]	NTD: On the call our client only agreed to limited disgorgement of profits resulting from the operations of the dealership.

14. GENERAL PROVISIONS.

14.1 Construction. As used in this Agreement, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including without limitation”; (b) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (d) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (e) “any of the Property” shall mean “the Property or any part thereof or interest therein”; (f) “any of the Property” shall mean “the Property or any part thereof or interest therein”; (g) “any of the Real Property” shall mean “the Real Property or any part thereof or interest therein”; and (h) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein.”

14.2 Brokers. Seller has engaged Bank of America Securities, LLC (“Broker”) as the broker in this transaction, and Seller shall be solely responsible for any and all fees and commissions payable to Broker. Except for Seller’s engagement of Broker and the fees payable by Seller thereto, Seller and Purchaser each hereby represent and warrant to the other that their sole contact with the other or with the Real Property has been made without the assistance of any broker or other third party and that no fees are payable to any broker or third party in connection with the consummation of the transactions contemplated by this Agreement. Purchaser and Seller shall each indemnify, defend and hold the other party, each Affiliate of such party, and their respective members, partners, venturers, directors, officers, stockholders, agents, employees, spouses, legal representatives, successors and assigns, harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, reasonable attorneys’ fees) resulting from the breach by the indemnifying party of the representation and warranty set forth above in this Section 14.2 or for any action by such Party’s representative for payment or commissions. The mutual representations and warranty contained in this Section 14.2 will survive the Closing.

14.3 Further Assurances. Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may be reasonably required to carry out the intent and purposes of this Agreement.

14.4 Environmental Indemnity. Seller will indemnify, defend and hold Purchaser, its Affiliates (as defined below) and their respective members, partners, venturers, stockholders, directors, officers, employees, spouses, legal representatives, agents, successors and assigns (the “Purchaser Indemnified Parties”) harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Purchaser Indemnified Parties (collectively, “Losses”) arising from or directly or indirectly relating to (1) any breach by Seller of the representations and warranties set forth under Section 5.5 (Environmental) of this Agreement and (2) any Hazardous Conditions that exist prior to and at the time of Closing caused by Seller or any Affiliate of Seller (as that term is defined in the Asset Agreement), (collectively, the “Environmental Indemnity”). The terms and conditions of this Section 14.4 shall survive Closing and acceptance by Purchaser of the Deeds to the Property.

14.5 Entire Agreement. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property. All prior negotiations between the parties are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth. All exhibits and schedules mentioned in this Agreement shall be attached to this Agreement and shall form an integral part hereof.

14.6 Survival. The Seller’s representations and warranties under Section 5.5 (Environmental) and the environmental indemnity under Section 14.4 shall survive Closing and acceptance by Purchaser of the Deed to the Property for a period of four (4) years.

14.7 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

14.8 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any state or Federal court in Broward County, Florida. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

14.9 Notices. All notices, demands or other communications required or permitted to be given hereunder shall be in writing, and any and all such items shall be deemed to have been duly delivered upon personal delivery; or as of the date of acceptance or refusal of delivery after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following business day after deposit with Federal Express or a similar overnight courier service, addressed as follows:

Notices to Seller:

LMP CAPE CORAL KOCC, LLC

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

Attn: Sam Tawfik, Chief Executive Officer

Phone:

Email:

With copies to:

Greenberg Traurig, PA

777 South Flagler Drive, Suite 300E

West Palm Beach, FL 33401

Attention: Bruce C. Rosetto

Phone: (561) 650-7940

Email: rosettob@gtlaw.com

Notices to Purchaser:

CAPE CORAL AFL RE, LLC

CAPE CORAL AFL K, LLC

Attn: Ali Ahmed

5875 NW 163rd Street

Suite 104

Miami Lakes, FL 33014

Email: Ali@dodgemiami.com

With copies to:

Greenspoon Marder LLP

Attn: David Weisman

200 East Broward Blvd.

Suite 1800

Fort Lauderdale, FL 33301

Email: David.Weisman@gmlaw.com

Greenspoon Marder LLP

Attn: Greg Blodig

200 East Broward Blvd.

Suite 1800

Fort Lauderdale, FL 33301

Email: Greg.Blodig@gmlaw.com

Any address fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section 14.9.

14.10 Headings. The headings of Articles and Sections of this Agreement are for purposes of convenience and reference and shall not be construed as modifying the Articles or Sections in which they appear.

14.11 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Purchaser and Seller, as applicable; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to an entity or entities to be formed by Purchaser or an Affiliate of Purchaser (the “New Purchaser Entities”) and (ii) designate one or more of its Affiliates or one or more New Purchaser Entities to perform its obligations hereunder, provided, however, that in either instance, Purchaser shall remain jointly and severally liable with any such assignee for all of Purchaser’s obligations hereunder. “Affiliate” as used herein shall have the meaning ascribed to it in the Asset Agreement.

14.12 Successors and Assigns. Subject to Section 14.11, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

14.13   Attorneys’ Fees. If either party commences an action to enforce the terms of, or resolve a dispute concerning, this Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees.

14.14 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. This Agreement may also be executed by facsimile or “PDF” counterparts. In the event facsimile or “PDF” counterparts are used to execute this Agreement, Purchaser and Seller shall timely deliver to the other original counterparts for their respective records.

14.15 Severability. If any provision of this Agreement is declared void or unenforceable by a final judicial or administrative order, this Agreement shall continue in full force and effect, except that the void or unenforceable provision shall be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

14.16 Confidentiality. From and after the Effective Date, each party to this Agreement shall, and shall cause its Affiliates (as defined in the Asset Agreement) and its or their respective representatives and agents, to hold, in confidence any and all information, whether written or oral, concerning the transactions contemplated under this Agreement, except (i) the disclosure that a transaction is occurring, but not any specific deal or economic terms, and (ii) to the extent that party can show that such information (a) is generally available to and known by the public through no fault of the disclosing party, any of its Affiliates or its or their respective representatives and agents; or (b) is lawfully acquired by the disclosing party, any of its Affiliates or its or their respective representatives and agents from and after the Effective Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any party or any of its Affiliates or their respective representatives and agents are compelled to disclose any information by judicial or administrative process or by other requirements of Law (as defined in the Asset Agreement), such party shall promptly notify the other party in writing and shall disclose only that portion of such information which such disclosing party is advised by its counsel in writing is legally required to be disclosed, provided that such disclosing party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

14.17   Risk of Loss. All risk of loss, damage or destruction of the Subject Property or any Improvement thereon by fire, act of God or other casualty prior to the Closing shall be on Seller. Seller agrees to maintain existing fire and extended insurance coverage on the Improvements to and through the date of the Closing. If the Improvements are damaged by fire, act of God, or other casualty before the Closing and the same can be restored to substantially the same condition as now existing within a period of sixty (60) days following the Closing Date set forth herein, Seller may restore the Improvements (at Seller’s expense) and the Closing shall be extended accordingly. If Seller elects not to restore the Improvements within said period, Purchaser shall have the option of: (i) taking the Improvements as is, together with Seller paying to Purchaser Seller’s deductible and assigning to Purchaser all rights under its insurance policies and all insurance proceeds, if any, without reduction in Purchase Price; or (ii) cancelling this Agreement, in which event Escrow Agent shall return the Deposit to Purchaser, together with all accrued interest thereon, this Agreement shall be terminated and the parties released of any further liability hereunder, except as otherwise provided herein.

14.18   Waiver of Trial by Jury. Seller and Purchaser hereby expressly covenant and agree to waive the right to trial by jury in connection with any litigation or judicial proceeding relating to, directly or indirectly, or concerning this Agreement or the conduct, omission, action, obligation, duty, right, benefit, privilege or liability of a party hereunder to the full extent permitted by law. This waiver of right to trial by jury is separately given and is knowingly, intentionally and voluntarily made by Purchaser and Seller. The Purchaser and Seller have had an opportunity to seek legal counsel concerning this waiver. This waiver is intended to and does encompass each instance and each issue as to which the right to a jury trial would otherwise accrue. Purchaser and Seller further certify and represent to each other that no party, representative, or agent of the Seller or Purchaser (including, but not limited to, their respective counsel) has represented, expressly or otherwise to the Purchaser or Seller or to any agent or representative of Purchaser or Seller (including, but not limited to, their respective counsel) that they will not seek to enforce this waiver of right to jury trial. This waiver shall apply to this Agreement and any future amendments, supplements or modifications of this Agreement.

14.19 Radon Disclosure. Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. [Note: This paragraph is provided for informational purposes pursuant to Section 404.056(8), Florida Statutes, (1988).

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

SELLER:

LMP CAPE CORAL KOCC, LLC, a Florida limited liability company

By:	/s/ Sam Tawfik
Sam Tawfik, Authorized Signatory

PURCHASER:

CAPE CORAL AFL RE, LLC, a Florida limited liability company

By:	/s/ Ali Ahmed
Name:	Ali Ahmed
Title:	Manager

CAPE CORAL AFL K, LLC, a Florida limited liability company

By:	/s/ Ali Ahmed
Name:	Ali Ahmed
Title:	Manager

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY